                                   EXHIBIT 3.6

                                                     As Filed with the Secretary
                                               of State of the State of Delaware
                                                                 on May 13, 2002


                              CERTIFICATE OF MERGER

                                     MERGING

                             EMAILTHATPAYS.COM, INC.
                             (a Florida corporation)

                                  WITH AND INTO

                                   FORGE, INC.
                            (a Delaware corporation)


         Pursuant to Section 252 of the Delaware General Corporation Law, the undersigned corporations hereby execute the following Certificate of Merger:

         FIRST: That emailthatpays.com, Inc. ("email") was incorporated on March 15, 1995, pursuant to the Florida Business Corporation Act, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of said state.

         SECOND: That Forge, Inc. ("Forge") was incorporated on May 13, 2002, pursuant to the General Corporation Laws of the State of Delaware.

         THIRD: An Agreement and Plan of Merger between email and Forge has been approved, adopted, certified, executed and acknowledged by email and Forge in accordance with the laws of their respective states of incorporation.

         FOURTH: The name of the surviving corporation of the merger is: Forge, Inc.

         FIFTH: The Certificate of Incorporation of Forge, Inc., a Delaware corporation, shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.

         SIXTH: A copy of the Agreement and Plan of Merger is on file at the offices of the surviving corporation, the address of which is provided below, and a copy of the Agreement and Plan of Merger will be furnished, upon request and without any cost, to any shareholder of the constituent corporations.

                                          428 West Sixth Avenue
                                          Vancouver, British Colombia
                                          V5Y 1L2
                                          Canada

         SEVENTH: Anything herein or elsewhere to the contrary notwithstanding this merger may be terminated or abandoned by the parties at any time prior to the time that this merger is filed with the Secretary of State and becomes effective.

         EIGHTH: The authorized capital of email is One Hundred Million (100,000,000) shares of common stock, $0.005 par value and Two Million (2,000,000) shares of preferred stock, $0.01 par value. The authorized capital of Forge is Eighteen Million (18,000,000) shares of common stock, $0.001 par value and Two Million (2,000,000) shares of preferred stock, $0.001 par value.

         NINTH: This Certificate of Merger shall be effective upon the date of filing with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, email and Forge have caused this Certificate of Merger to be signed as of this 13th day of May, 2002.



                                          EMAILTHATPAYS.COM, INC.



                                          By: /s/ Daniel Hunter
                                          --------------------------------------
                                          Daniel Hunter, Chief Executive Officer


                                          FORGE, INC.


                                          By: /s/ Daniel Hunter
                                          --------------------------------------
                                          Daniel Hunter, Chief Executive Officer


                                       2